Exhibit 14.1

Independent Auditors' Consent

The Board of Directors China Telecom Corporation Limited:

We consent to the incorporation by reference in the registration statement (No. 333-113181) on Form F-3 of China Telecom Corporation Limited of our report dated March 17, 2004, with respect to the consolidated balance sheets of China Telecom Corporation Limited as of December 31, 2002 and 2003, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 20-F of China Telecom Corporation Limited.

Honk Kong, China March 31, 2004